Contacts:
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
ARIZONA:                      TEXAS:                             NEW YORK:
Larry Seay                    Jane Hays                          Thomas Franco
CFO & Vice President/Finance  Vice President Corp. Development   Broadgate Consultants
(602) 998-8700                (972) 612-8085                     (212) 232-2222

FOR IMMEDIATE RELEASE


                MERITAGE MANAGING DIRECTOR CLEVERLY TO STEP DOWN
           BILL CLEVERLY TO REMAIN BOARD MEMBER AND MAJOR SHAREHOLDER


         SCOTTSDALE, ARIZONA AND DALLAS, TEXAS (MARCH 18, 1999) - MERITAGE CORPORATION, FORMERLY MONTEREY HOMES CORPORATION (NYSE: MTH) today announced that Bill Cleverly is stepping down as a Managing Director effective today. Mr. Cleverly will continue to serve the Company as a Board Member and Consultant and continues to hold 668,000 shares of stock and options to acquire 167,000 additional shares of stock.

         Going forward, corporate leadership responsibilities will be divided equally between John R. Landon and Steven J. Hilton, also Managing Directors. They will oversee strategy development, operating functions, acquisition, as well as other corporate administrative activities.

         Mr. Hilton commented, "As one of the founders of Meritage Corporation, Bill has been closely involved and instrumental with the Company's sustained growth and success. Bill is a good friend and we wish him well. We are pleased that Bill will continue with the Company as a member of the Board of Directors and significant shareholder."

         Mr. Cleverly said, "For more than 14 years I have dedicated myself to growing this Company into a strong and profitable competitor within the home building industry. I have had the opportunity to participate in the Company's growth and expansion and the time is right to utilize my talents to tackle new challenges. Meritage is in a very healthy position and Steve and John have a strong platform from which to lead the Company to its next level of profitable growth."

                                     -more-

Bill Cleverly to Step Down as Managing Director/2

         Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury. The Company operates in the Phoenix and Tucson, Arizona markets using the Monterey Homes brand name; in the Dallas/Ft. Worth, Austin and Houston, Texas markets as Legacy Homes, and in the San Francisco Bay and Sacramento, California markets as Meritage Homes of Northern California.

         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: ANY STATEMENTS SET FORTH ABOVE THAT ARE NOT HISTORICAL IN NATURE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, SOME OF WHICH CANNOT BE PREDICTED OR QUANTIFIED. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE SUCH FACTORS AS THE STRENGTH AND COMPETITIVE PRICING ENVIRONMENT OF THE SINGLE-FAMILY HOUSING MARKET, CHANGES IN THE AVAILABILITY AND PRICING OF RESIDENTIAL MORTGAGES, CHANGES IN THE AVAILABILITY AND PRICING OF REAL ESTATE IN THE MARKETS IN WHICH THE COMPANY OPERATES, DEMAND FOR AND ACCEPTANCE OF THE COMPANY'S PRODUCTS, THE SUCCESS OF PLANNED MARKETING AND PROMOTIONAL CAMPAIGNS, THE SUCCESS OF THE COMPANY'S PROGRAM TO INTEGRATE EXISTING OPERATIONS WITH ADDITIONAL ACQUISITIONS, AND OTHER FACTORS IDENTIFIED IN DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.


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